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                                                                   Exhibit 10.40


                                    AGREEMENT
                                    ---------


         THIS AGREEMENT (this "Agreement"), is dated July 24,2001, by and between Gliatech Inc. (the "Company"), located at 23420 Commerce Park Road, Cleveland, Ohio 44122 and Rodney E. Dausch ("Employee"), residing at 16350 Misty Lake Glen, Chagrin Falls, Ohio 44023.

                                   WITNESSETH:
                                   -----------

         WHEREAS, prior to the Effective Date (as defined below), Employee was the Executive Vice President and Chief Operating Officer of the Company;

         WHEREAS, effective on the Effective Date, Employee's employment with the Company shall terminate, and Employee shall resign from any and all offices of the Company, and any other position, office or directorship of any other entity for which Employee was serving at the request of the Company;

         WHEREAS, the Company accepts Employee's resignations as of the Effective Date;

         WHEREAS, the Company and Employee desire to set forth the payments and benefits that Employee will be entitled to receive from the Company and the continuing obligations that each party has undertaken in connection with the cessation of Employee's employment with the Company; and

         WHEREAS, the Company and Employee wish to resolve, settle and/or compromise certain matters, claims and issues between them, including, without limitation, Employee's resignation from the offices he held and from the termination of his employment with the Company.

         NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Employee hereby agree as follows:

     1. CESSATION OF EMPLOYMENT. Within 60 days from the date of this Agreement (the "Effective Date"), Employee shall terminate his employment with the Company and its subsidiaries and related or affiliated companies. Employee hereby resigns, effective on the Effective Date: (a) from all offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (c) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company, and (d) from any other directorship, office or position of any corporation, partnership, joint venture, trust or other enterprise (each, an "Other Entity") insofar as Employee is serving in the directorship, office or position of the Other Entity at the request of the Company. The Company hereby consents to and accepts, effective as of the Effective Date, said resignations.

     2. COMPENSATION AND BENEFITS. Subject to the execution by Employee of the release substantially in the form attached hereto as Exhibit A (the "Release") and the other conditions hereof, the Company and Employee agree to the following:

         a. SEVERANCE COMPENSATION. As severance compensation, the Company shall pay Employee:

                  (i) An amount equal to Employee's annual base salary of $220,000. Such amount shall be paid in a lump sum on the day after which Employee's right of revocation under Subparagraph 3(d) of the Release expires (the "Payment Date");

                  (ii) An amount equal to no more than $33,000, which amount represents a portion of Employee's target bonus for calendar year 2001. Employee's target bonus amount may be adjusted further in a manner consistent with any adjustments by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") of bonuses for 2001 for all executive officers of the Company, except for the President. Notwithstanding the foregoing, in no event will Employee be entitled to receive the bonus described in this Subparagraph 2.a.(ii) unless the Company begins the commercial sale of Adcon-L(R) in the United States prior to July 1, 2002 (the "Re-Launch"). In the event Employee becomes entitled to receive payment of the bonus described in this Subparagraph 2.a.(ii), the bonus shall be paid to Employee as soon as practicable following the Re-Launch or, if earlier, the date on which all executive officers of the Company receive payment of bonuses for calendar year 2001; and

                  (iii) An amount equal to $31,680, which amount represents the deferred amount of the annual bonus earned by Employee for the calendar year 2000, the payment of which, together with the payment of annual bonuses earned by all other employees of the Company for calendar year 2000, has been deferred until the Compensation Committee determines that such bonuses shall be paid (the "2000 Bonus"); PROVIDED, HOWEVER, that in no event will Employee be entitled to receive the 2000 Bonus described in this Subparagraph 2.a.(iii) unless the Compensation Committee determines prior to July 1, 2002 that the Company will pay bonuses to its employees for services rendered in 2000. In the event Employee becomes entitled to receive payment of the 2000 Bonus, the 2000 Bonus shall be paid to Employee as soon as practicable following the date on which the Committee determines that the Company will pay bonuses to all of its employees for services rendered in 2000.

         b. STOCK OPTIONS. Employee has certain stock options that were granted to Employee prior to the Effective Date. Except as provided in this Subparagraph 2.b., Employee's eligibility to exercise such stock options is governed and will continue to be governed by the terms and conditions of the Company's Amended and Restated 1989 Stock Option Plan (the "1989 Plan") and/or the Company's 2001 Stock Incentive Plan (the "2001 Plan") and the agreements previously entered into between the Company and Employee with respect to such stock options. Notwithstanding the foregoing:



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                  (i) 25% of the options granted to Employee under the 1989 Plan on September 21, 2000 shall vest on the Payment Date;

                  (ii) 50% of the options granted to Employee under the 2001 Plan on March 1, 2001 (as reduced with the consent of Employee on March 30,
     2001) shall vest on the Payment Date;

                  (iii) 100% of the options granted to Employee under the 1989 Plan on March 1, 2001 shall vest on the Payment Date; and

                  (iv) Employee shall have a period of eighteen months following the Payment Date (the "Exercise Period") in which to exercise or forfeit stock options that are vested.

         Employee agrees and acknowledges that he is ineligible for any other stock options, grants or awards, and that, except as provided in this Subparagraph 2.b., he forfeits upon the Effective Date any rights in or to any other stock option grants, including, without limitation, any right to vest after the Effective Date in any stock options that are not already vested as of the Effective Date.

         c. MEDICAL COVERAGE. Employee and his eligible dependents shall be allowed to continue as a plan participant in the Company's group health plan (medical, dental and vision coverage) (the "Health Plan") during the Exercise Period on the same basis that the Company's active employees participate in such plan during that period. Employee agrees that such continued participation in the Health Plan will satisfy the Health Plan's obligation to provide Employee the right to continuation coverage under the Health Plan pursuant to federal law and that, as a result, Employee's (and his dependents') coverage under the Health Plan will terminate at the end of the Exercise Period.

         d. PROFESSIONAL FEES. The Company and Employee acknowledge and agree that each shall be responsible for the payment of their respective legal fees and costs (and related disbursements) incurred in connection with Employee's cessation of employment and all matters relating to the negotiation and execution of the Release and all other matters covered by this Agreement.

         e. COMPANY BENEFIT PLANS. Except as provided above in Subparagraph 2.c. of this Agreement, Employee's post-Effective Date eligibility for benefits, if any, as a past employee of the Company under the Company's retirement and welfare benefit plans shall be as set forth in the respective plan documents and shall be based on his employment termination on the Effective Date, and his entitlement to benefits for the period of his participation therein shall be determined pursuant to the terms thereof.

         f. BUSINESS EXPENSES. The Company will reimburse Employee for any reasonable business expenses incurred by Employee prior to the Effective Date that are reimbursable pursuant to the Company's expense reimbursement policies.

         g. VACATION PAY. Employee shall be paid for accrued but unused vacation time determined as of the Effective Date, with such payment to be made on the Payment Date.


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         h. ACCRUED SALARY. In accordance with the Company's normal payroll cycle, Employee shall be paid any base salary amount earned but unpaid as of the Effective Date.

         i. OUTPLACEMENT. Employee shall be entitled to reimbursement by the Company for the costs of outplacement services utilized by Employee for a period of six months after the Effective Date up to $15,000 in total, promptly after Employee provides receipts or other documentation establishing that he has incurred such costs and the amount thereof.

         j. WITHHOLDING. The Company shall withhold such amounts from the payments described herein as are required by applicable tax or other law.

         k. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. The Company shall maintain, for a period of not less than six years from the Effective Date, the Company's current directors' and officers' liability insurance policy (or a successor policy providing substantially comparable coverage) to the extent that it provides coverage for events occurring prior to the Effective Date.

         l. MITIGATION. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

         m. REFERENCES. The Company shall provide to any potential future employer of Employee which requests information from the Company with respect to Employee, the period of Employee's employment with the Company and his title with the Company.

     3. NON-COMPETITION.

         a. During the Exercise Period, Employee shall not, directly or indirectly, do or suffer to be done any of the following: own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is in competition with the Company's business in the United States; provided, however, that the ownership of not more than one percent of any class of publicly-traded securities of any entity shall not be deemed a violation of this Agreement. For purposes of this Agreement, the "Company's business" shall mean any business in which the Company actively engages now, and any business in which the Company has actively engaged in the two (2) year period prior to the date hereof; including, without limitation, the discovery and development of (i) products designed to inhibit post surgical scarring and adhesions, (ii) a proprietary monoclonal antibody to treat anti-inflammatory disorders and (iii) small molecule drug candidates to the modulate cognitive state of the nervous system and to treat symptoms of schizophrenia.

         b. In the event Employee shall violate any provision of this Paragraph 3 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease. The foregoing shall in no way limit the Company's rights under Paragraph 7 of this Agreement.


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         c. Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 3 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment of Employee. Employee further acknowledges that his obligations in this Paragraph 3 are made in consideration of, and are adequately supported by the payments by the Company to Employee described herein.

         d. Employee's obligations under this Paragraph 3 shall terminate in the event the Company breaches any of its obligations under this Agreement and fails to cure such breach within fifteen days after written notice by Employee to the Company specifying the circumstances that constitute such breach.

     4. NO SOLICITATION OF EMPLOYEES. Employee agrees that he will not:

         (i) Employ, assist in employing, or otherwise associate in business with any person who is, or has been in the 12 month period prior to such individual's association with Employee an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities, unless such employee was involuntarily terminated by the Company.

         (ii) Induce any person who is an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities to terminate such relationship.

     5. CONFIDENTIAL INFORMATION.

         a. Employee acknowledges and agrees that in the performance of his duties as an officer, director and employee of the Company he was brought into frequent contact with, had or may have had access to, and/or became informed of confidential and proprietary information of the Company and/or information which is a competitive asset of the Company (collectively, "Confidential Information") and the disclosure of which would be harmful to the interests of the Company or its subsidiaries. Confidential Information shall include, without limitation:
(a) customer and distributor information such as names, addresses, sales histories, purchasing habits, credit status, pricing levels, etc., (b) certain prospective customer and distributor information lists, etc., (c) product and systems specifications, schematics, designs, concepts for new or improved products and services and other products and services data, (d) product and material costs, (e) suppliers' and prospective suppliers' names, addresses and contacts, (f) future corporate planning data, (g) production methods and equipment, (h) marketing strategies, (i) the Company's financial results and business condition, (j) any of the foregoing which belong to any other person or company but to which Employee has had access by reason of his employment with, or service as a director of, the Company or any subsidiary of the Company, (k) pre-clinical and clinical testing procedures and other related information, and
(l) any other information which constitutes a "trade secret" under federal or state law. Such Confidential Information is more fully described in Subparagraph 5.b. Employee acknowledges that the Confidential Information of the Company gained by Employee during his association


                                       5
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with the Company was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

         b. Employee will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company, including, without limitation, as to when or how Employee may have acquired such Confidential Information. Employee specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated or derived into reasonably usable form), or maintained in the mind or memory of Employee and whether compiled or created by the Company, which derives independent economic value front not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of confidential or proprietary or trade secret information, that such information is and will remain the sole property of the Company, and that any retention or use by Employee of confidential or proprietary or trade secret information after the termination of Employee's employment with and services for the Company shall constitute a misappropriation of the Company's Confidential Information.

         c. On or prior to the Effective Date, Employee will return to the Company (to the extent he has not already returned), equipment, software, electronic files, computers, exclusive of the Palm(TM) handheld organizer, in good condition, all property of the Company, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company.

         d. Employee further acknowledges that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company shall have become, through no fault of Employee generally known to the public or Employee is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Employee's obligations under this Paragraph 5 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Employee may have to the Company under general legal or equitable principles or statutes.

     6. DISCLOSURE.

         a. From the date of this Agreement through the end of the Exercise Period, Employee will communicate the contents of Paragraphs 3, 4, 5, 7.b., 8 and 10 of this Agreement to any person, firm, association or corporation other than the Company which he intends to be employed by, associated in business with, or represent.

         b. Employee shall take no action with respect to the Company's common stock that is in violation of the federal securities laws.


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     7. BREACH.

         a. If Employee breaches any of the provisions of this Agreement (and in the case of a breach that is capable of being cured, fails to cure such breach within fifteen days after written notice by the Company to Employee specifying the circumstances that constitute such breach), then the Company may, at its sole option, immediately terminate all remaining payments and benefits described in this Agreement, including the vesting or exercisability of any stock options under Subparagraph 2.b., and obtain reimbursement from Employee of all payments and benefits already provided pursuant to Paragraph 2 of this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys' fees), with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

         (i) Notwithstanding the foregoing, the Company will not terminate pursuant to Subparagraph 7.a. above any benefits to which Employee is entitled under any tax-qualified retirement plan of the Company, and Employee's rights under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 as amended, if any, will not be reduced by any action taken by the Company under Subparagraph 7.a. above.

         (ii) Employee may challenge any Company action under Subparagraph 7.a. above.

         b. Employee acknowledges and agrees that the remedy at law available to the Company for breach by Employee of any of his obligations under Paragraphs 3, 4, 5 and 6 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Employee acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Employee's violation of any provision of Paragraphs 3, 4, 5 or 6 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

     8. CONTINUED AVAILABILITY AND COOPERATION.

         a. Employee shall cooperate fully in all reasonable respects with the Company, with the Company's counsel, and with the Company's insurer in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Employee's employment by the Company. This cooperation by Employee shall include, but not be limited to:

         (i) making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

         (ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;


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         (iii) refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding; and

         (iv) cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

         b. Employee shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Employee, or with the requirements of any third party with whom Employee has a business relationship permitted hereunder that provides remuneration to Employee. Employee shall not unreasonably withhold his availability for such cooperation. Employee shall not be entitled to compensation from the Company for such cooperation during the Exercise Period, and shall be compensated at a reasonable hourly rate mutually agreed to by Employee and the Company for such cooperation following the Exercise Period.

     9. SUCCESSORS AND BINDING AGREEMENT

         a. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

         b. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

         c. This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subparagraphs 9.a. and 9.b.

         d. This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in Subparagraphs 9.a. and 9.b., no third party shall have any rights hereunder.

     10. NON-DISCLOSURE; STATEMENTS TO THIRD PARTIES.

         a. Except as otherwise provided in Paragraph 6, all provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and shall not be disclosed to any person not a party hereto (other than (i) Employee's spouse, if any, (ii) each party's attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, and (iii) persons or entities that fall within the scope of Paragraphs 3 and 4 of this Agreement, but only to the extent required thereby), except as necessary to carry out the provisions of this Agreement, and except as may be required by law. Notwithstanding the foregoing, this Agreement may be disclosed and described as well as filed with or provided to the Securities and Exchange Commission or any other governmental


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instrumentality or agency, including the Internal Revenue Service, if the
Company deems such filing or provision to be necessary.

         b. Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, neither Employee nor the Company shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Employee further hereby agrees not: (i) to comment to others concerning the status, plans or prospects of the business of the Company, or (ii) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this Subparagraph 10.b., the "Company" shall mean the Company and its present and former predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents, accountants and counsel.

     11. NOTICES. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the President) at its principal executive offices and to Employee at his principal residence, 16350 Misty Lake Glen, Chagrin Falls, Ohio 44023, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

     12. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

     13. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter including, without limitation, the Letter Agreement between the Company and Employee, dated February 7, 1995, the Change in Control Letter Agreement between the Company and Employee, dated March 13, 2000 and the Severance Agreement between the Company and Employee, dated March 15, 2001; provided, however, that the Indemnification Agreement between the Company and Employee, dated February 5, 1998, shall not be superceded by this Agreement and shall continue in full force and effect pursuant to the terms of such agreement.

     14. GOVERNING LAW. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio. The parties agree that any and all disputes, controversies, or claims of


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whatever nature arising out of or relating to this agreement or breach thereof shall be resolved by a court of general jurisdiction in Cleveland, Ohio, and the parties hereby consent to the exclusive jurisdiction of such court in any action or proceeding arising under or brought to challenge, enforce, or interpret any of the terms of this Agreement.

         15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect. Employee understands and acknowledges that he has been advised by the Company to consult with legal counsel prior to executing this Agreement, he has had an opportunity to consult with and to be advised by legal counsel of his choice, he fully understands the terms of this Agreement and he enters into this Agreement freely, voluntarily and intending to be bound.

         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

         17. CAPTIONS AND PARAGRAPH HEADINGS. Captions and Paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

         18. FURTHER ASSURANCES. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.


         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.



                                          GLIATECH INC.


                                          By:   /s/ illegible
                                             ----------------------------------
                                               Name:
                                               Title:


                                          Date:    7/27/01
                                               --------------------------------


                                                /s/ Rodney E. Dausch
                                          --------------------------------------
                                                    Rodney E. Dausch


                                          Date:    7/27/01
                                               --------------------------------


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